EXHIBIT 10.8

[Name of Executive]

FORM

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), dated as of _______, 2017 (the “Grant Date”), is between ______________________ (the “Executive”) and Host Hotels & Resorts, Inc. (“Company”), a Maryland corporation, and governs a grant of Restricted Stock Units (“RSUs”) to the Executive pursuant to the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (the “Plan”).  Capitalized terms not explicitly defined in this Agreement have the definitions ascribed to them in the Plan or in Exhibit A hereto.  The Company and the Executive agree as follows:

1.Restricted Stock Unit Grant.  Upon the terms and subject to the terms and conditions set forth in the Plan and in this Agreement, including, but not limited to, Sections 9 and 17 of the Agreement, the Executive has been granted ___________ RSUs effective as of the Grant Date.  Each RSU is equivalent to one share of Common Stock for purposes of determining the number of shares subject to this Award. If the Company declares a cash dividend payable to stockholders of Common Stock that is payable to stockholders of record after the Grant Date and before the applicable shares deliverable under this Agreement are issued hereunder, this Award will reflect, and represent the future right to receive, subject to the restrictions herein, an amount equal to such cash dividend per share payable per share of Common Stock then subject to this Award (a “Dividend Equivalent Right”). The Dividend Equivalent Rights will be subject to the same restrictions of this Agreement to which the RSUs to which they relate are subject.  None of the RSUs will be issued (nor will you have the rights of a stockholder with respect to the underlying shares) and no Dividend Equivalent Rights (if any) will be paid until the vesting conditions described below are satisfied.

2.Vesting Schedule and Release.  The grant of RSUs to the Executive shall be subject to certain restrictions and risks of forfeiture as set forth in Section 9 and Section 17 of this Agreement.  Subject to the foregoing, the RSUs shall vest as follows:

(a) ______RSUs shall vest in three substantially equal annual installments over a three-year period, with the first installment occurring on the first anniversary of the Grant Date, provided that Executive is employed by the Company on the applicable vesting date (the “Time-Based Award”);

(b) ______ RSUs shall vest based on the Company’s performance against Strategic Objective Goals, as described in Section 3 hereof (the “Strategic Objectives Award”); and

(c) _______ RSUs shall vest based on the Company’s performance compared to the Relative Lodging TSR, Relative NAREIT TSR, and Relative S&P 500 TSR as described in Section 4, 5 and 6, hereof, respectively (the “Relative TSR Awards”).

All determinations of vesting in the Time-Based Award, Strategic Objectives Award, and the Relative TSR Awards shall be determined by the Compensation Policy Committee (the

“Committee”) of the Board of Directors of the Company (the “Board”) in its sole discretion.

In the event that a vesting date falls on a Saturday or Sunday or a day on which the New York Stock Exchange is not open for the transaction of business, then the applicable portion of the RSUs shall vest on the next business day.  Except as provided in Section 17, the shares shall be released from the RSUs by the Company and the restrictions shall be removed from the shares within thirty (30) days following each applicable vesting date. In addition, any Dividend Equivalent Rights shall be paid by the Company when the related shares are released from the RSUs by the Company.  The RSUs attributable to shares that have been issued and the related Dividend Equivalent Rights that have been paid will be considered fully satisfied and will cease to be outstanding under this Agreement.

3.Strategic Objectives Award.  The Strategic Objectives Award may vest in one (1) installment for the period January 1 to December 31 of the Performance Year, based on the Company’s satisfaction of the Strategic Objective Goals for such period as follows:

If the level of Satisfaction of Strategic Objective Goals is	Then the percentage of the Strategic Objectives Award which will vest will be
<Threshold	0%
Threshold	25%
Target	50%
>High	100%

The Executive will vest in the Strategic Objectives Award, provided that the Executive is employed by the Company on the date that the Committee determines the level of satisfaction on the Strategic Objective Goals for the period above, unless otherwise provided in Sections 9 and 17 of this Agreement.  RSUs that do not vest on the date the Committee determines the level of satisfaction of the Strategic Objective Goals for such year shall be forfeited on such date.

4.Relative NAREIT TSR Award.  The Relative NAREIT TSR Award may vest in three (3) installments, as follows: (i) ______ RSUs for the period January 1, 2017 to December

31, 2017; (ii) ______ RSUs for the period January 1, 2017 to December 31, 2018; and (iii) ______ RSUs for the period January 1, 2017 to December 31, 2019, in each case based on the Company's results on Relative NAREIT TSR for the applicable period as follows:

If Relative NAREIT TSR is	Then the percentage of the Relative NAREIT TSR for the relevant period which will vest will be
<30th percentile	0%
30th percentile	25%
50th percentile	50%
>75th percentile	100%

The Executive will vest in the applicable installment of the Relative NAREIT TSR Award, provided that the Executive is employed by the Company on the date that the Committee determines the Relative NAREIT TSR for the applicable period, unless otherwise provided in Sections 9 and 17 of this Agreement.

The calculation of the Relative NAREIT TSR and the number of RSUs vested under the Relative NAREIT TSR Award shall be carried out to the third decimal point.  The actual number of RSUs of the Relative NAREIT TSR Award which shall vest shall be interpolated between the vesting percentages to the extent that the Relative NAREIT TSR is between the amounts set forth in the chart above.   RSUs subject to the Relative NAREIT TSR Award that do not vest on the date the Committee determines the Relative NAREIT TSR for the applicable period shall be forfeited on such date.

5.Relative Lodging TSR Award.  The Relative Lodging TSR Award may vest in three (3) installments, as follows: (i) ______ RSUs for the period January 1, 2017 to December 31, 2017; (ii) ______ RSUs for the period January 1, 2017 to December 31, 2018; and (iii) ______ RSUs for the period January 1, 2017 to December 31, 2019, in each case based on the Company's results on Relative NAREIT TSR for the applicable period as follows:

If Relative Lodging TSR is	Then the percentage of the Relative Lodging TSR for the relevant period which will vest will be
<30th percentile	0%
30th percentile	25%
50th percentile	50%
>75th percentile	100%

The Executive will vest in the applicable installment of the Relative Lodging TSR Award, provided that the Executive is employed by the Company on the date that the Committee determines the Relative Lodging TSR for the applicable period, unless otherwise provided in Sections 9 and 17 of this Agreement.

The calculation of the Relative Lodging TSR Award and the number of RSUs vested under the Relative Lodging TSR Award shall be carried out to the third decimal point.  The actual number of RSUs of the Relative Lodging TSR Award which shall vest shall be interpolated between the vesting percentages to the extent that the Relative Lodging TSR is between the amounts set forth in the chart above.  RSUs subject to the Relative Lodging TSR Award that do not vest on the date the Committee determines the Relative Lodging TSR for the applicable period shall be forfeited on such date.

6.Relative S&P 500 TSR Award.  The Relative S&P 500 TSR Award may vest in three (3) installments, as follows: (i) ______ RSUs for the period January 1, 2017 to December 31, 2017; (ii) ______ RSUs for the period January 1, 2017 to December 31, 2018; and (iii) ______ RSUs for the period January 1, 2017 to December 31, 2019, in each case based on the Company's results on Relative S&P 500 TSR for the applicable period as follows:

If Relative S&P 500 TSR is	Then the percentage of the Relative S&P 500 TSR for the relevant period which will vest will be
<30th percentile	0%
30th percentile	25%
50th percentile	50%
>75th percentile	100%

The Executive will vest in the applicable installment of the Relative S&P 500 TSR Award, provided that the Executive is employed by the Company on the date that the Committee determines the Relative S&P 500 TSR for the applicable period, unless otherwise provided in Sections 9 and 17 of this Agreement.

The calculation of the Relative S&P 500 TSR Award and the number of RSUs vested under the Relative S&P 500 TSR Award shall be carried out to the third decimal point.  The actual number of RSUs of the Relative S&P 500 TSR Award which shall vest shall be interpolated between the vesting percentages to the extent that the Relative S&P 500 TSR is between the amounts set forth in the chart above.  RSUs subject to the Relative S&P 500 TSR Award that do not vest on the date the Committee determines the Relative S&P 500 TSR for the applicable period shall be forfeited on such date.

7.Company’s Obligation.  Each RSU represents the right to receive a share and payment of Dividend Equivalent Rights after satisfying the applicable vesting and other conditions set forth in the Plan and this Agreement. Unless and until the RSUs vest, the Executive will have no right to receive any shares or payment of Dividend Equivalent Rights in respect of such RSUs. Prior to actual distribution of any shares or payment of any Dividend Equivalent Rights pursuant to the vesting of any RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

8.Rights as Stockholder; Change in Shares.  The Executive shall have none of the rights or privileges of a stockholder of the Company in respect of the RSUs or the shares deliverable under the Agreement unless and until the RSUs vest and electronic delivery representing such shares has been completed, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Executive.  After such issuance, recordation and delivery, the Executive shall have all the rights of a stockholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares.

In the event any or all of the shares subject to the RSUs are split, or combined, or in any other manner changed, modified or amended, or the Company is recapitalized, restructured, or reorganized, the RSUs may be adjusted as provided in Article 12 of the Plan.

9.Restrictions and Forfeiture.

a. No Assignment or Transfer.  The Executive shall not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the RSUs unless and until the RSUs have vested, and shares have been issued, recorded and delivered and all other terms and conditions set forth in this Agreement and the Plan have been satisfied.  Any attempt to do so contrary to the provisions of this Agreement shall be null and void.

b. Recoupment Policy.  The RSU are subject to the terms and conditions of the Company’s Compensation Recoupment Policy (such policy, as it may be amended from time to time, the “Recoupment Policy”).  The Recoupment Policy provides for determinations by the Board that, as a result of, in whole or in part, fraud, intentional misconduct, or illegal behavior by the Executive, the Company’s financial results were restated or materially misstated (a “Policy Restatement”).  In the event of a Policy Restatement, the Board may require, among other things (i) cancellation of any of the RSUs that remain outstanding; and/or (ii) reimbursement of any gains in respect of the shares vested, if and to the extent determined by Board under the Recoupment Policy.  Any determination made by the Board shall be binding upon the Executive. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, or in equity to the Company.

c. Repayment/Forfeiture. Any benefits that the Executive may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, rule or regulation, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, as may be in effect from time to time.

10.Other Long-Term Incentive Awards.  The Executive understands and agrees that the Executive is not entitled to receive any additional stock options award, deferred bonus stock awards or additional restricted stock units.  The Committee reserves the right to make additional long-term incentive awards to individuals in cases where it believes doing so is in the best interests of the Company and its stockholders.

11.No Effect on Employment.  This Agreement is not an employment contract.  The terms of the Executive’s employment are not affected or changed in any way by the grant of any Award, and neither the Plan nor this Agreement afford the Executive any rights to compensation or damages, including for loss or potential loss that the Executive may suffer by reason of the RSUs (including any Dividend Equivalent Rights) not vesting as a result of the termination of the Plan, forfeiture of the RSUs or the termination of the Executive’s employment.  Except as otherwise provided in Section 17, the balance of any RSUs (including any Dividend Equivalent Rights) that have not vested shall be forfeited in the event that the Executive ceases to be an Employee for any reason prior to the applicable vesting date.

12.The Plan.  The RSUs awarded by the Committee and described in this Agreement are made in accordance with and subject to the Plan.  The terms of this Agreement are intended to be in full accordance with the Plan.  However, in the event of any potential or actual conflict between any term of this Agreement and the Plan, this Agreement shall automatically be amended to comply with the terms of the Plan.

13.Modifications to Agreement.  This Agreement together with its Exhibits represents the full and complete understanding between the Executive and the Company on the subjects covered.  The Executive expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement.  Except as otherwise provided in the Plan, this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties.  Except as otherwise provided in the Plan, this Agreement shall only be modified by the express written agreement of the parties.

14.Binding Agreement.  This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Host Hotels & Resorts, 6903 Rockledge Drive, Bethesda, MD 20817, Attention: Human Resources, or at such other address as the Company may designate in writing.

16.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law or conflict of law rules.

17.Termination under the Severance Plan; Retirement.

a. This Agreement is subject to the Company’s Severance Plan, attached hereto as Exhibit B.

(i) If the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, then all unvested RSUs shall be forfeited.

(ii) Subject to the execution and effectiveness of a Release Agreement, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason not following a Change in Control while any RSUs remain unvested and not previously forfeited, then the Executive shall:

(1) immediately vest in (a) the then-unvested portion of the Time-Based Award that would have otherwise vested pursuant to Section 2 of this Agreement during the twelve months following the date of termination (the “Termination Date”) and (b) the then-unvested portion of the Strategic Objectives Award, based on the Target level of performance during the applicable period pursuant to Section 3; and

(2) remain eligible to vest in the portion of the Relative TSR Awards which had not yet become vested pursuant to Sections 4, 5 or 6 of this Agreement, as applicable, but which had been scheduled to vest pursuant to the applicable section of this Agreement with respect to any period ending on December 31 of the year in which the Termination Date occurs, in each case based on the Company’s actual performance during the applicable period as determined by the Committee.

(iii) If the Executive’s employment with the Company is terminated by (a) reason of the Executive’s death or (b) Disability, and any RSUs remain unvested and not previously forfeited, then all unvested RSUs shall vest and all restrictions thereon shall be removed.

(iv) Subject to the execution and effectiveness of a Release Agreement, if the Executive’s employment with the Company is terminated by (a) the Company without Cause following a Change in Control, or (b) the Executive with Good Reason following a Change in Control, and any RSUs remain unvested and not previously forfeited, then all unvested RSUs shall vest and all restrictions thereon shall be removed.

b. If the Executive’s employment with the Company is terminated due to Executive’s Retirement, then:

(i) the unvested portion of the Strategic Objectives Award shall be forfeited, unless otherwise determined by the Committee, and

(ii) if the Termination Date occurs after December 31, 2017, then, subject to the consent of the Committee, Executive shall (a) immediately vest in the then-unvested portion of the Time-Based Award, and (b) remain eligible to vest in the portion of the Relative TSR Awards which have not yet become vested pursuant to Sections 4, 5, or 6 of this Agreement, as applicable, but which had been scheduled to vest pursuant to the applicable section of this Agreement, in each case, based on (1) the Company’s actual performance on each Relative TSR Award during the applicable period as determined by the Committee and (2) pro-rated based on the number of months worked by Executive during the applicable period prior to the Termination Date.

c. Payment in respect of awards that vest pursuant to this Section 17 will occur no later than March 15 of the year following the earlier of (i) the year in which the applicable performance period ends and (ii) the year in which the applicable amount vests. Any distribution or delivery to be made to the Executive under this Agreement shall, if the Executive is then deceased, be made to the Executive’s designated beneficiary, or if no beneficiary survives the transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

18.Taxation.  Regardless of any action the Company and/or the Subsidiary or affiliate employing the Executive (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Executive’s participation in the Plan and legally applicable to the Executive (“Tax-Related Items”), the Executive acknowledges that the ultimate liability for all Tax-Related Items is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Executive further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of shares in settlement of the RSUs, the subsequent sale of shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Executive’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Executive acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Executive shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In the event the Executive fails to pay or make such adequate arrangements, as determined by the Company and/or the Employer, the Executive hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion and without any notice or authorization by Executive, to satisfy the obligations with regard to all Tax-Related Items by withholding in shares to be issued upon vesting/settlement of the RSUs.

In the event the Company withholds shares to satisfy Tax-Related Items, the Company shall withhold an amount of shares equal to the maximum statutory withholding amount in the applicable jurisdiction (rounded down to the nearest whole share), or such lesser amount as may be determined by the Executive or the Committee using the Fair Market Value on the date such shares are withheld.  If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Executive is deemed to have been issued the full number of shares subject to the vested RSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Executive’s participation in the Plan. No fractional shares will be withheld or issued pursuant to the grant of RSUs and the issuance of shares thereunder.

Finally, the Executive shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Executive’s participation in the Plan that cannot be satisfied by the means previously described. The Executive hereby agrees to indemnify and keep indemnified the Company, any subsidiary, any parent and the Employer, if different, from and against any liability for or obligation to pay any liability for income tax, employee’s National Insurance contributions (if applicable) or any other social security contributions and employment related taxes wherever in the world arising that is attributable to (1) the grant or any benefit derived by the Executive from the RSUs, (2) the vesting of the RSUs, distribution of shares and the removal of restrictions on the RSUs and shares, or (3) the disposal of any RSUs or shares. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares, if the Executive fails to comply with the Executive’s obligations in connection with the Tax-Related Items. The Executive shall have no further rights with respect to any shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional shares.

19.Confidential Information. In consideration of the grant of RSUs (including any Dividend Equivalent Rights) the Executive hereby agrees that the Company and/or its affiliates has made and will make available to the Executive, and the Executive will have access to, certain Confidential Information (as defined herein) of the Company and its affiliates.  The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of the Executive’s employment with the Company or any of its affiliates, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.  Accordingly, the Executive shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of his/her employment with the Executive’s Employer, and will safeguard the Confidential Information from unauthorized disclosure.  This covenant is not intended to, and does not limit in any way the Executive’s duties and obligations to the Company and its affiliates the Company’s Code of Conduct and Ethics or to the Company and its affiliates under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

20.Electronic Communications.  The Company and its affiliates may choose to deliver any documents related to your current or future participation in the Plan by electronic means.  By accepting this grant, the Executive consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan).  The Executive consents to such procedures and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.  The Executive agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.  The Executive understands that, unless earlier revoked by the Executive, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.

21.Insider-Trading Notification.  The Executive should be aware of the insider-trading rules, which, if applicable to the Executive, may impact the sale of shares issued to him or her upon settlement of the RSUs.  In particular, the Executive may be prohibited from effectuating certain transactions involving shares if he or she has inside information about the Company.  If the Executive is uncertain whether the insider-trading rules apply to him or her, the Executive should consult with his or her personal legal advisor.

22.Data Privacy.  By signing this Agreement, the Executive acknowledges and agrees that the Company and any of its affiliates is permitted to hold and process personal (and sensitive) information and data about the Executive as part of its personnel and other business records; and may use such information in the course of the Company’s (or any Company affiliate’s) business.  The Executive agrees that the Company and any Company affiliate may disclose such information to third parties, including where they are situated outside the European Economic Area, the United States or such other area in which the Executive may be located, in the event that such disclosure is in the Company’s or one of its affiliate’s view required for the proper conduct of the Company’s and/or one of its affiliate’s business.  Note that countries outside the European Economic Area may not provide for a similar level of data protection as within the European Economic Area pursuant to the European Data Protection Directive 95/46/EC.  This Section applies to information held, used or disclosed in any medium.

Accepted by the Executive:For the Company:

____________________________________________________________

[Name][Name]

[Title]

Date:  ________________________Date:  _________________________

Beneficiary:

Relationship:___________________

EXHIBIT A

Definitions.  Whenever the following capitalized terms are used in this Agreement they shall have the meanings set forth below, unless the context clearly indicates otherwise.  Capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to them in the Plan.

“Cause” shall have the meaning set forth in Section 2.4 of the Severance Plan.

“Change in Control” shall have the meaning set forth in Section 2.5 of the Severance Plan.

“Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, financial information, contracts and agreements, strategic and business plans concerning the Company, its business, assets or prospects and any and all analyses related thereto, offers, proposals and analyses related to acquisitions, dispositions and other transactions, contractor, supplier and vendor lists and information, designs, software systems, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character.  Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than employees of the Company, its subsidiaries, and affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.

“Disability” shall have the meaning set forth in Section 2.6 of the Severance Plan.

“Ending Price” for the Company and the companies comprising the NAREIT Equity Index, the Lodging Index and the S&P 500 Index shall mean the closing prices of the common stock of the Company and the common stock of companies comprising the applicable index, respectively, on the trading days occurring on (i) with respect to the period January 1, 2017 to December 31, 2017, the last sixty (60) calendar days of 2017, (ii) with respect to the period January 1, 2017 to December 31, 2018, the last sixty (60) calendar days of 2018, and (iii) with respect to the period January 1, 2017 to December 31, 2019, the last sixty (60) calendar days of 2019.

“Good Reason” shall have the meaning set forth in Section 2.10 of the Severance Plan.

“Lodging Index” shall mean the index of lodging and hospitality companies as established by the Committee, provided that if a constituent company of the Lodging Index ceases to be actively traded, due, for example, to merger or bankruptcy or the Committee otherwise reasonably determines that it is no longer suitable for the purposes of this Agreement, then such company shall be removed and the Committee in its reasonable discretion shall select a comparable company to be added to the Lodging Index for purposes of making the Relative Lodging TSR comparison required hereunder meaningful and consistent across the relevant measurement period.

“NAREIT Equity Index” shall mean the index of North American Real Estate Investment Trusts and publicly-traded real estate companies as established by the Committee, provided that if a constituent company of the NAREIT Equity Index ceases to be actively traded, due, for example, to merger or bankruptcy or the Committee otherwise reasonably determines that it is no longer suitable for the purposes of this Agreement, then such company shall be removed and the Committee in its reasonable discretion shall select a comparable company to be added to the NAREIT Equity Index for purposes of making the Relative NAREIT TSR comparison required hereunder meaningful and consistent across the relevant measurement period.

“Performance Year” shall mean calendar year 2017.

“Relative Lodging TSR” shall mean the percentile rank of the Company in a period as compared to the Lodging Index for such period and shall be determined by comparing the increase in the Starting Price over the Ending Price, plus dividends paid on the Company’s common stock, to the increase in the Starting Price over the Ending Price, plus dividends paid on the common stock of the companies comprising the Lodging Index for such period. Additionally, the Committee may make, in its reasonable discretion, appropriate adjustments to the Relative Lodging TSR to take into account all stock dividends, stock splits, reverse stock splits and the other events with respect to a constituent company of the Lodging Index that occur prior to the end of the relevant measurement period.

“Relative Lodging TSR Award” shall mean that portion of the Relative TSR Awards that may vest under Section 5 of this Agreement based on Relative Lodging TSR.

“Relative NAREIT TSR” shall mean the percentile rank of the Company in a period as compared to companies comprising the NAREIT Equity Index for such period, and shall be determined by comparing the increase in the Starting Price over the Ending Price, plus dividends paid on the Company’s common stock during the applicable period, to the increase in the Starting Price over the Ending Price, plus dividends paid on the common stock of companies comprising the NAREIT Equity Index for such period. Additionally, the Committee may make, in its reasonable discretion, appropriate adjustments to the Relative NAREIT TSR to take into account all stock dividends, stock splits, reverse stock splits and the other events with respect to a constituent company of the NAREIT Equity Index that occur prior to the end of the relevant measurement period.

“Relative NAREIT TSR Award” shall mean that portion of the Relative TSR Awards that may vest under Section 4 of this Agreement based on Relative NAREIT TSR.

“Relative S&P 500 TSR” shall mean the percentile rank of the Company in a period as compared to the companies comprising the S&P 500 Index for such period, and shall be determined by comparing the increase in the Starting Price over the Ending Price, plus dividends paid on the Company’s common stock, to the increase in the Starting Price over the Ending Price, plus dividends paid on the common stock of the companies comprising the S&P 500 Index for such period. Additionally, the Committee may make, in its reasonable discretion, appropriate adjustments to the Relative S&P 500 TSR to take into account all stock dividends, stock splits, reverse stock splits and the other events with respect to a constituent company of the S&P 500 Index that occur prior to the end of the relevant measurement period.

“Relative S&P 500 TSR Award” shall mean that portion of the Relative TSR Awards that may vest under Section 6 of this Agreement based on Relative S&P 500 TSR.

“Relative TSR Awards” shall mean, in the aggregate, that portion of the RSU that may be earned based on the Relative NAREIT TSR, Relative Lodging TSR and Relative S&P 500 TSR.

“Release Agreement” shall have the meaning set forth in Section 2.15 of the Severance Plan.

“Retirement” shall mean, with the consent of the Committee, the voluntary termination of Executive’s employment with the Company by the Executive where (i) the Executive’s full time employment with the Company equals or exceeds five (5) years of service and (ii) the Executive’s age plus years of service with the Company as a full time Employee equals or exceeds 68.

“S&P 500 Index” shall mean the index of the companies included in the Standard & Poor’s 500 Index as of January 1, 2017 (excluding the Company), provided that if a constituent company of the S&P 500 Index ceases to be actively traded, due, for example, to merger or bankruptcy or the Committee otherwise reasonably determines that it is no longer suitable for the purposes of this Agreement, then such company shall be removed and the Committee in its reasonable discretion shall select a comparable company to be added to the S&P 500 Index for purposes of making the Relative S&P 500 TSR comparison required hereunder meaningful and consistent across the relevant measurement period.

“Severance Plan” shall mean the “Host Hotels & Resorts, Inc. Severance Plan for Executives”, together with all amendments.

“Starting Price” for the Company and the companies comprising the NAREIT Equity Index, the Lodging Index and the S&P 500 Index, as applicable, shall mean the average of the closing prices of the common stock of the Company and the common stock of companies comprising the applicable index respectively, on the trading days occurring on the last sixty (60) calendar days of 2016.

“Strategic Objective Goals” shall mean the goals for the Company approved by the Committee for the Performance Year, as such goals may be modified or changed by the Committee in its sole discretion.